Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS ANNOUNCES FIRST QUARTER RESULTS
Reports Growth in International Ophthalmic Sales
Offset by Lower Sales of Capital Equipment Product Lines
O’FALLON, MO – (December 15, 2009) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced its results for the first quarter ended October 31, 2009. The Company reported first quarter 2010 sales of $12.1 million and net income of $542,000.
“Our first quarter was affected by lower sales of capital equipment product lines that were partially offset by continued growth in our international business,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “We have experienced lower demand for capital equipment products due to the soft economy in both domestic and international markets while the sales of our disposable microsurgical products continue to grow. We believe the continued growth in our disposable product sales highlights the demand for Synergetics’ innovative microsurgical instruments. Our international sales benefited from the expansion of our direct sales force in Europe and were up 4.5% to $3.7 million compared with the first quarter of last year.”
First Quarter Results
First quarter 2010 sales were $12.1 million and were down 0.8% from $12.2 million compared with the first quarter of 2009. The decrease in first quarter sales from last year was due primarily to lower sales of capital equipment product lines and lower domestic ophthalmic sales.
•	Ophthalmic sales rose 1.9% to $7.5 million compared with the first quarter of fiscal 2009. Domestic ophthalmic sales were down 3.1% and international ophthalmic sales were up 10.2%. The growth in ophthalmic sales benefitted from higher volume of disposable products in both domestic and international markets, partially offset by a decline in capital equipment sales compared with fiscal 2009.

•	Neurosurgical sales declined 1.8% to $2.9 million in the first quarter of fiscal 2010 compared with the same period in 2009. Domestic neurosurgical sales increased 2.6% due to increased demand for disposable microsurgical products, offset by a 15.5% decline in international sales. The decline in international sales can be primarily attributed to the decline in sales of neurosurgical capital equipment, specifically the Omni® ultrasonic aspirator line.

•	Sales to marketing partners of $1.7 million were 5.2% less than sales in the comparable quarter of the prior year, primarily due to lower sales of capital equipment product lines. Sales of pain control generators to Stryker Corporation (“Stryker”) during the first quarter of fiscal 2009 were higher than those in the first quarter of fiscal 2010 due to Stryker’s model change in the prior year period. The sales to Stryker returned to a normal sales rate during the first quarter of fiscal 2010. Sales to Codman & Shurtleff, Inc. (“Codman”) were down 1.9% due to reduced sales of generator disposables.
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SURG Reports First Quarter Results

December 15, 2009
“We signed new contracts with Codman and Stryker during November to market and distribute certain Synergetics’ products for neurosurgical applications,” continued Mr. Hable. “These new agreements highlight our strategy to transition the marketing of our neurosurgical products from a direct sales force to industry leaders in this market.”
“The new contract with Codman extends the exclusive rights for Codman to market and distribute our disposable bipolar forceps for neurosurgery applications. This relationship is an important part of ramping up sales for these proprietary forceps. The Stryker agreement extends our marketing reach for our disposable ultrasonic tips utilized in conjunction with the Sonopet Ultrasonic Aspirator control console and handpieces used in neurosurgery. We expect this agreement to close in 2010,” continued Mr. Hable.
Gross profit for the first quarter of fiscal 2010 totaled $6.8 million, or 56.1% of sales, compared with $7.1 million, or 57.8% of sales, in the first quarter of 2009. The change in gross profit and margin was due primarily to a change in mix toward higher international sales and reduced absorption of both labor and overhead on our capital equipment product lines.
Operating income for the first quarter of fiscal 2010 was $941,000 compared with $1.2 million in the first quarter of fiscal 2009. Operating income was reduced due to the decline in gross profit and a slight increase in sales and marketing expenses, offset partially by lower research and development expenses compared with the first quarter of the prior year. The Company’s research and development initiatives were revamped in the second half of last year to focus on key projects, resulting in reduced staffing requirements.
First quarter 2010 net income was $542,000 compared with net income of $661,000 in the first quarter 2009.
“We continue to strengthen our balance sheet by paying down debt and reducing our inventory,” stated Mr. Hable. “We paid down $1.2 million on our credit line during the first quarter and renewed our credit facilities for another year. Our inventory management initiatives were also responsible for reducing our inventory on hand from 272 days to 229 days over the past year. We remain focused on improving our entire supply chain to reduce our costs, enhance quality and expedite delivery of customer orders,” concluded Mr. Hable.
Conference Call Information
Synergetics USA, Inc. will host a conference call on Wednesday, December 16, 2009, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 25794956. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
Synergetics USA, Inc. (the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
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SURG Reports First Quarter Results

December 15, 2009
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
Three Months Ended October 31, 2009 and October 29, 2008
(Dollars in thousands, except per share information)

	Three Months Ended	Three Months Ended
	October 31, 2009	October 29, 2008
Net sales	$12,146	$12,246
Cost of sales	5,327	5,166

Gross profit	6,819	7,080

Operating expenses
Research and development	600	652
Sales and marketing expenses	3,259	3,244
General and administrative	2,019	2,021

	5,878	5,917

Operating income	941	1,163

Other income (expense)
Interest income	—	2
Interest expense	(168)	(181)
Miscellaneous	28	3

	(140)	(176)

Income before provision for income taxes	801	987
Provision for income taxes	259	326

Net income	$542	$661

Earnings per share:
Basic	$0.02	$0.03

Diluted	$0.02	$0.03

Basic weighted-average common shares outstanding	24,458,089	24,440,861

Diluted weighted-average common shares outstanding	24,496,554	24,578,342

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